Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

CHARLESTON, SOUTH CAROLINA, July 28, 2011 – First Financial Holdings, Inc. (NASDAQ: FFCH) (“First Financial”), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal”), today announced a net loss of $(43.0) million for the third fiscal quarter or three months ended June 30, 2011, compared with $(430) thousand for the three months ended March 31, 2011 and $(12.0) million for the three months ended June 30, 2010.  The net loss for the current fiscal quarter was the result of an additional provision for loan losses associated with reclassifying $155.3 million of portfolio loans to loans held for sale, as announced on July 18, 2011.  After the effect of the preferred stock dividend and related accretion, First Financial reported a net loss available to common shareholders of $(44.0) million for the three months ended June 30, 2011, compared with $(1.4) million and $(13.0) million for the three months ended March 31, 2011 and June 30, 2010, respectively.  Diluted net loss per common share was $(2.66) for the current quarter, compared with $(0.08) for the prior quarter and $(0.79) for the same quarter last year.

For the nine months ended June 30, 2011, First Financial recorded a net loss of $(42.3) million, compared with $(35.6) million for the same period of fiscal 2010.  After the effect of the preferred stock dividend and related accretion, the net loss available to common shareholders was $(45.1) million for the nine months ended June 30, 2011, compared with $(38.5) million for the same period of fiscal 2010.  Diluted net loss per common share was $(2.73) compared with $(2.33) for the same period of fiscal 2010.

“Strategically, this has been a productive quarter for First Financial.  We completed the sale of our insurance agency subsidiary, entered into an agreement to acquire branches in Hilton Head, and are pursuing the sale of certain nonperforming and performing loans,” commented R. Wayne Hall, president and chief executive officer of First Financial and First Federal.  “We believe these actions strengthen our company by positioning us to focus on core banking business lines and will ultimately increase returns to our shareholders and enhance the value of our franchise.  Specifically, the upcoming sale of the selected loan pool will result in a substantial reduction to our nonperforming assets and will position us for a return to core operating earnings.”

Discontinued Operations

As a result of First Financial’s sale of its insurance agency subsidiary, First Southeast Insurance Services, Inc. (“First Southeast”), which was completed on June 1, 2011, the financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of First Financial’s continuing operations throughout this release and, as such, are presented as a discontinued operation. While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect First Financial’s reported consolidated financial condition or net income for any of the prior periods.

Third Quarter Fiscal 2011 Highlights

•
First Financial completed the sale of First Southeast to Hub International, LLC on June 1, 2011 for a cash purchase price of $38.0 million and recorded a $6.5 million pre-tax gain on the sale (excluding transaction related costs).

•
On June 22, 2011, First Financial announced it signed a purchase and assumption agreement with Liberty Savings Bank, FSB (“Liberty”) to acquire the deposits and select loans associated with Liberty’s five bank branches in Hilton Head, South Carolina.  Based on information available at signing, First Financial expects to acquire approximately $110 million in deposits and $27 million in loans.  The transaction is subject to regulatory approval and is expected to close in the fourth calendar quarter.

•
Effective June 30, 2011, First Financial reclassified $155.3 million of certain nonperforming and performing loans to loans held for sale.  First Financial is pursuing potential sale alternatives that are expected to result in the disposition of these assets prior to the calendar year end.  As a result of the reclassification, First Financial recorded the following:

o	Charged-off $95.0 million against the allowance for loan losses to record the loans at estimated fair value, less transaction costs;
o	Recorded a net incremental provision for loan losses of $65.7 million;
o	Reduced delinquent loans at June 30, 2011 by $6.3 million;
o	Reduced nonperforming loans at June 30, 2011 by $111.0 million; and
o	Transferred $60.3 million to loans held for sale at estimated fair value.

Balance Sheet

Total assets at June 30, 2011 were $3.2 billion, a decrease of $80.5 million or 2.4% from March 31, 2011 and a decrease of $102.8 million or 3.1% from June 30, 2010.  The decline from March 31, 2011 was primarily the result of a decrease in the loan portfolio and the sale of First Southeast, partially offset by increases in investment securities, loans held for sale, and other assets.  The decline from June 30, 2010 was primarily the result of a decrease in the loan portfolio and the sale of First Southeast, partially offset by an increase in loans held for sale and other assets.  The decline in the loan portfolio from both prior periods was primarily the result of the above mentioned loan reclassification to loans held for sale.

Investment securities at June 30, 2011 were $478.6 million, an increase of $32.1 million or 7.2% over March 31, 2011 and essentially unchanged from June 30, 2010.  The increase over the prior quarter was primarily the result of purchasing new investment securities, partially offset by normal cash flows and prepayments received during the quarter.

The following table summarizes the loan portfolio by major categories.

LOANS (in thousands)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Residential loans
Residential 1-4 family	$895,650	$916,146	$887,924	$836,644	$810,180
Residential construction	19,603	20,311	15,639	14,436	12,016
Residential land	42,763	48,955	53,772	56,344	57,977
Total residential loans	958,016	985,412	957,335	907,424	880,173

Commercial loans
Commercial business	80,566	91,005	91,129	92,650	111,826
Commercial real estate	482,315	570,300	590,816	598,547	593,894
Commercial construction	16,037	22,269	23,895	28,449	40,102
Commercial land	70,562	119,326	133,899	143,366	164,671
Total commercial loans	649,480	802,900	839,739	863,012	910,493

Consumer loans
Home equity	379,122	387,957	396,010	397,632	404,140
Manufactured housing	274,192	270,694	269,555	269,857	264,815
Marine	57,406	59,428	62,830	65,901	68,393
Other consumer	53,853	53,454	57,898	60,522	62,805
Total consumer loans	764,573	771,533	786,293	793,912	800,153
Total loans	2,372,069	2,559,845	2,583,367	2,564,348	2,590,819
Less: Allowance for loan losses	55,491	85,138	88,349	86,871	86,945
Net loans	$2,316,578	$2,474,707	$2,495,018	$2,477,477	$2,503,874

Total loans at June 30, 2011 decreased $187.8 million or 7.3% from March 31, 2011 and decreased $218.8 million or 8.4% from June 30, 2010.  The decreases were primarily the result of reclassifying $155.3 million in certain nonperforming and performing loans to loans held for sale as of June 30, 2011.  In addition to the loan reclassification, the loan portfolio declined due to lower loan demand from creditworthy borrowers, charge-offs, and transfers of nonperforming loans to other real estate owned (“OREO”), as well as paydowns due to normal borrower activity.

The allowance for loan losses totaled $55.5 million or 2.34% of total loans at June 30, 2011, compared with $85.1 million or 3.33% of total loans at March 31, 2011 and $86.9 million or 3.36% of total loans at June 30, 2010.  The decreases were primarily the result of the above mentioned loan reclassification and improvement in credit quality measures.  As loans held for sale are measured at fair value and further deterioration will be recorded through noninterest income, they are no longer included in the calculation of the allowance for loan losses.  Based on the reclassification and lower inherent risk in the remaining loan portfolio, $29.3 million of specific and allocated general reserves were released from the allowance for loan losses.

The following table summarizes the loans transferred to loans held for sale as of June 30, 2011.

LOANS TRANSFERRED TO HELD FOR SALE (in thousands)	Current	Delinquent (30 - 89 days past due)	Nonperforming (90 days and greater)	Total
Residential loans
Residential 1-4 family	$4,261	$915	$20,191	$25,367
Residential land	---	---	3,081	3,081
Total residential loans	4,261	915	23,272	28,448

Commercial loans
Commercial business	2,659	---	5,413	8,072
Commercial real estate	23,850	2,959	47,153	73,962
Commercial construction	1,712	---	2,197	3,909
Commercial land	5,533	1,833	31,131	38,497
Total commercial loans	33,754	4,792	85,894	124,440

Consumer loans
Home equity	35	579	1,796	2,410
Total consumer loans	35	579	1,796	2,410
Total loans	$38,050	$6,286	$110,962	$155,298

At June 30, 2011, loans held for sale was comprised of $24.0 million in residential mortgage loans awaiting sale in the secondary market and $60.3 million of certain nonperforming and performing loans identified to be sold.  Loans held for sale at June 30, 2011 increased $64.8 million over March 31, 2011 and increased $69.3 million over June 30, 2010.  The increases were primarily the result of the above mentioned loan reclassification, which transferred the loans at estimated fair value, less transaction costs.  First Financial is pursuing potential sale alternatives that are expected to result in the disposition of these assets prior to the calendar year end.  The residential mortgage loans to be sold in the secondary market generally settle in 45 to 60 days.

Other assets totaled $130.9 million at June 30, 2011, an increase of $20.5 million or 18.5% over March 31, 2011 and an increase of $60.4 million or 85.7% over June 30, 2010.  The increases were primarily the result of higher current tax assets associated with the loss recorded in the current fiscal quarter.  In addition, the increase over June 30, 2010 was attributed to additional OREO properties acquired during the past twelve months.

Core deposits, which include checking, savings, and money market accounts, totaled $1.2 billion at June 30, 2011, essentially unchanged from March 31, 2011 and an increase of $66.0 million or 5.9% over June 30, 2010.  The increase was primarily the result of several marketing initiatives and campaigns during the last twelve months to attract and retain core deposits.  Time deposits at June 30, 2011 totaled $1.1 billion, a decrease $34.7 million or 3.0% from March 31, 2011 and a decrease of $213.9 million or 15.8% from June 30, 2010.  The decreases were primarily the result of a planned reduction in maturing high rate retail and wholesale time deposits.

Advances from the FHLB at June 30, 2011 totaled $557.5 million, essentially unchanged from March 31, 2011 and an increase of $79.1 million or 16.5% over June 30, 2010.  The increase was primarily the result of a shift in funding mix due to the planned reduction of high rate time deposits, partially offset by using cash flow from investment securities and the loan portfolio to paydown FHLB advances.

Shareholders’ equity at June 30, 2011 totaled $266.6 million, a decrease of $45.0 million or 14.4% from March 31, 2011 and a decrease of $57.2 million or 17.7% from June 30, 2010.  The decreases were primarily the result of net losses incurred during the last fiscal year.  While First Financial is not currently required to report risk-based capital metrics at the holding company level, using June 30, 2011 data on a pro-forma basis, Tier 1 capital for the holding company is projected at $308.4 million and total risk-based capital is projected at 14.78%.  First Federal’s regulatory capital ratios continue to be above “well-capitalized” minimums, as evidenced by the key capital ratios and additional capital information presented in the following table.

		For the Quarter Ended
		June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
First Financial:
Equity to assets		8.27%	9.43%	9.55%	9.58%	9.74%
Tangible common equity to tangible assets (non-GAAP)		6.08%	6.40%	6.51%	6.55%	6.71%
Book value per common share		$12.20	$14.92	$15.15	$15.32	$15.66
Tangible common book value per share (non-GAAP)		11.83	12.65	12.86	13.02	13.34
Dividends paid per common share, authorized		0.05	0.05	0.05	0.05	0.05
Common shares outstanding, end of period (000s)		16,527	16,527	16,527	16,527	16,527

First Federal:	Regulatory Minimum for "Well-Capitalized"
Leverage capital ratio	4.00%	7.48%	8.58%	8.58%	8.47%	8.46%
Tier 1 risk-based capital ratio	6.00	10.07	11.51	11.42	11.27	11.19
Total risk-based capital ratio	10.00	11.33	12.78	12.69	12.55	12.46

Effective July 28, 2011, First Financial downstreamed capital of $20 million to First Federal.  As a result of this action, the pro forma total risk-based capital ratio for First Federal at June 30, 2011 is 12.18%.

Asset Quality

First Federal’s loan portfolio is affected by numerous factors, including the economic environment in the markets it serves.  First Federal carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner.  The following table summarizes the effect of the loan reclassification on the credit metrics at and for the quarter ended June 30, 2011 and demonstrates that First Federal realized improvements in all credit quality metrics prior to the loan reclassification.

	As of and for the Quarter Ended June 30, 2011
	Delinquent Loans				Nonperforming Loans				Net Charge-Offs
Loan Reclassification	Before		After		Before		After		Before		After
(in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans	$2,644	0.27%	$1,729	0.18%	$25,698	2.61%	$2,426	0.25%	$1,698	0.69%	$16,276	6.59%
Commercial loans	10,703	1.38	5,911	0.91	113,618	14.68	27,724	4.27	6,522	3.30	84,910	42.98
Consumer loans	6,996	0.91	6,417	0.84	14,213	1.85	12,417	1.62	4,225	2.20	6,264	3.26
Total loans	$20,343	0.80%	$14,057	0.59%	$153,529	6.07%	$42,567	1.79%	$12,445	1.95%	$107,450	16.87%

Total at March 31, 2011	$26,537				$156,266				$15,886
Change from March 31, 2011	(6,194)				(2,737)				(3,441)

The following tables highlight several of the significant qualitative aspects of the loan portfolio to illustrate the overall level of quality and risk inherent in the portfolio.

DELINQUENT LOANS	June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010
(30-89 days past due) (in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$1,404	0.16%	$3,050	0.33%	$6,712	0.76%	$3,486	0.42%	$5,244	0.65%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	325	0.76	1,398	2.86	432	0.80	302	0.54	799	1.38
Total residential loans	1,729	0.18	4,448	0.45	7,144	0.75	3,788	0.42	6,043	0.69

Commercial loans
Commercial business	2,387	2.96	1,618	1.78	3,476	3.81	2,140	2.31	2,355	2.11
Commercial real estate	2,703	0.56	9,322	1.63	10,600	1.79	8,920	1.49	7,441	1.25
Commercial construction	---	---	---	---	635	2.66	1,981	6.96	---	---
Commercial land	821	1.16	4,220	3.54	5,348	3.99	3,428	2.39	1,192	0.72
Total commercial loans	5,911	0.91	15,160	1.89	20,059	2.39	16,469	1.91	10,988	1.21

Consumer loans
Home equity	3,266	0.86	3,550	0.92	4,355	1.10	4,625	1.16	4,661	1.15
Manufactured housing	2,298	0.84	2,491	0.92	4,043	1.50	3,207	1.19	2,992	1.13
Marine	264	0.46	296	0.50	707	1.13	462	0.70	425	0.62
Other consumer	589	1.09	592	1.11	905	1.56	1,765	2.92	527	0.84
Total consumer loans	6,417	0.84	6,929	0.90	10,010	1.27	10,059	1.27	8,605	1.08
Total delinquent loans	$14,057	0.59%	$26,537	1.04%	$37,213	1.44%	$30,316	1.18%	$25,636	0.99%

Total delinquent loans at June 30, 2011 decreased $12.5 million or 47.0% from the prior quarter.  The decline was primarily the result of $6.3 million that transferred to loans held for sale as a result of the above mentioned loan reclassification, with the remaining net reduction related to ongoing focused collection efforts.

Total delinquent loans at June 30, 2011 also included $3.0 million in loans covered under a purchase and assumption loss-share agreement with the FDIC, as compared with $3.2 million at March 31, 2011.

	June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010
NONPERFORMING ASSETS (in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$1,242	0.14%	$23,663	2.58%	$20,371	2.29%	$17,350	2.07%	$17,898	2.21%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	451	1.05	3,604	7.36	4,997	9.29	4,872	8.65	5,527	9.53
Total residential loans	1,693	0.18	27,267	2.77	25,368	2.65	22,222	2.45	23,425	2.66

Commercial loans
Commercial business	3,664	4.55	9,151	10.06	9,769	10.72	6,951	7.50	6,789	6.07
Commercial real estate	16,396	3.40	60,256	10.57	57,724	9.77	48,973	8.18	35,560	5.99
Commercial construction	1,451	9.05	4,074	18.29	4,484	18.77	5,704	20.05	5,738	14.31
Commercial land	5,411	7.67	40,740	34.14	43,824	32.73	46,109	32.16	50,269	30.53
Total commercial loans	26,922	4.15	114,221	14.23	115,801	13.79	107,737	12.48	98,356	10.80

Consumer loans
Home equity	9,165	2.42	9,379	2.42	9,450	2.39	6,969	1.75	6,937	1.72
Manufactured housing	2,953	1.08	3,517	1.30	3,609	1.34	2,909	1.08	3,189	1.20
Marine	94	0.16	42	0.07	67	0.11	188	0.29	135	0.20
Other consumer	129	0.24	181	0.34	555	0.96	206	0.34	16	0.03
Total consumer loans	12,341	1.61	13,119	1.70	13,681	1.74	10,272	1.29	10,277	1.28
Total nonaccrual loans	40,956	1.73	154,607	6.04	154,850	5.99	140,231	5.47	132,058	5.10
Loans 90+ days still accruing	76		109		204		175		170
Restructured Loans, still accruing	1,535		1,550		1,578		750		---
Total nonperforming loans	42,567	1.79%	156,266	6.10%	156,632	6.06%	141,156	5.50%	132,228	5.10%
Nonperforming loans held for sale	42,656		---		---		---		---
Other repossessed assets acquired	27,812		25,986		19,660		11,950		12,543
Total nonperfoming assets	$113,035		$182,252		$176,292		$153,106		$144,771

Total nonperforming loans at June 30, 2011 decreased $113.7 million or 72.8% from March 31, 2011.  The decline was primarily the result of $111.0 million of nonperforming loans that transferred to loans held for sale as a result of the above mentioned loan reclassification.  Nonperforming assets at June 30, 2011 included $16.9 million in nonperforming loans and $7.3 million in OREO covered under a purchase and assumption loss-share agreement with the FDIC, as compared with $16.2 million in nonperforming loans and $6.1 million in OREO at March 31, 2011.

	June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010
NET CHARGE-OFFS (in thousands)	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*
Residential loans
Residential 1-4 family	$12,177	5.28%	$976	0.43%	$612	0.28%	$2,311	1.12%	$1,673	0.84%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	4,099	34.79	620	4.83	735	5.34	1,297	9.08	975	6.51
Total residential loans	16,276	6.59	1,596	0.65	1,347	0.58	3,608	1.61	2,648	1.22

Commercial loans
Commercial business	6,826	30.60	1,829	8.00	264	1.15	1,789	7.00	3,868	13.62
Commercial real estate	41,022	29.15	2,195	1.51	237	0.16	3,402	2.28	5,267	3.55
Commercial construction	3,067	53.06	(3)	(0.05)	314	4.80	270	3.15	2,051	16.30
Commercial land	33,995	118.23	4,824	14.94	2,127	6.14	4,175	10.84	12,165	27.53
Total commercial loans	84,910	42.98	8,845	4.28	2,942	1.38	9,636	4.35	23,351	10.00

Consumer loans
Home equity	4,725	4.91	3,368	3.43	2,974	3.00	2,669	2.66	4,379	4.32
Manufactured housing	1,049	1.54	1,172	1.74	834	1.24	1,145	1.71	950	1.46
Marine	44	0.30	258	1.69	184	1.14	195	1.16	401	2.31
Other consumer	446	3.28	647	4.66	724	4.89	399	2.59	430	2.73
Total consumer loans	6,264	3.26	5,445	2.80	4,716	2.39	4,408	2.21	6,160	3.09
Total net charge-offs	$107,450	16.87%	$15,886	2.45%	$9,005	1.39%	$17,652	2.73%	$32,159	4.94%

*Represents an annualized rate

The increase in net charge-offs for the quarter ended June 30, 2011 over the prior quarter was primarily the result of $95.0 million in gross charge-offs due to the above mentioned loan reclassification.  Net charge-offs as a result of First Federal’s normal credit monitoring practices totaled $12.4 million for the current fiscal quarter with no individual large loans charged-off.

The following table details classified assets by category as well as reserves allocated to classified loans.

	March 31, 2011	June 30, 2011
CLASSIFIED ASSETS (dollars in thousands)	Total Classified	Covered Classified	Non- covered Classified	Total Classified	Allocated Reserves

Residential loans
Residential 1-4 family	$23,657	$964	$1,379	$2,343	$246
Residential land	4,858	8,374	860	9,234	256
Total residential loans	28,515	9,338	2,239	11,577	502

Commercial loans
Commercial business	19,337	5,099	7,472	12,571	1,243
Commercial real estate	117,192	21,445	44,252	65,697	5,054
Commercial construction	10,185	288	3,092	3,380	667
Commercial land	59,596	4,497	11,314	15,811	2,109
Total commercial loans	206,310	31,329	66,130	97,459	9,073

Consumer loans
Home equity	9,284	286	8,886	9,172	2,322
Manufactured housing	3,297	---	2,953	2,953	422
Marine	42	---	94	94	19
Other consumer	292	91	114	205	24
Total consumer loans	12,915	377	12,047	12,424	2,787
Total classified loans	247,740	41,044	80,416	121,460	12,362
Loans held for sale	---	---	56,056	56,056	---
Other repossessed assets acquired	25,986	7,270	20,542	27,812	---
Total classified assets	$273,726	$48,314	$157,014	$205,328	$12,362

Classified assets/FFCH tier 1 capital + ALL	67.79%		43.16%	56.42%
Classified assets excluding Loans Held for Sale/FFCH tier 1 capital + ALL	67.79		27.76	41.02

Quarterly Results of Operations

First Financial reported a net loss from continuing operations of $(42.3) million for the three months ended June 30, 2011, compared with $(1.3) million for the three months ended March 31, 2011 and $(12.5) million for the three months ended June 30, 2010.  Total revenue, which consists of net interest income and noninterest income, totaled $48.6 million for the three months ended June 30, 2011, compared with $41.5 million for the three months ended March 31, 2011 and $44.7 million for the three months ended June 30, 2010.  Pre-tax, pre-provision earnings from continuing operations increased to $16.1 million for the quarter ended June 30, 2011, compared with $10.4 million and $16.0 million for the quarters ended March 31, 2011 and June 30, 2010, respectively.  The increase over the prior quarter was primarily the result of the gain on the sale of First Southeast.  While the pre-tax pre-provision earnings from continuing operations were essentially unchanged from the same quarter last year, the gain on the sale of First Southeast substantially offset a decline in net interest income and an increase in noninterest expense, as discussed below.  The loss from discontinued operations was $(701) thousand for the three months ended June 30, 2011, compared with net income from discontinued operations of $917 thousand for the three months ended March 31, 2011 and $506 thousand for the three months ended June 30, 2010.  The current quarter loss included sale-related settlement adjustments and severance payments to certain employees.  The changes in the key components of net income are discussed below.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 3.83% for the quarter ended June 30, 2011, unchanged from the quarter ended March 31, 2011 and a decline from 3.95% for the quarter ended June 30, 2010.  The decline was primarily the result of the reduction in the yield on earning assets exceeding the decline in cost of interest-bearing liabilities.  First Financial continues to reprice deposits as market competition will support, and earning assets continue to reprice and be replaced with lower yielding assets due to the current low interest rate environment.

Net interest income for the quarter ended June 30, 2011 was $29.4 million, essentially unchanged from the prior quarter and a decrease of $1.8 million or 5.8% from the same quarter last year.  The decrease was primarily the result of a decline in average earning assets due to lower loan demand from creditworthy borrowers and loan charge-offs, as well as using cash flow from investment securities to fund maturing deposits or paydown borrowings rather than being fully reinvested.

Provision for loan losses

After determining what First Financial believes is an adequate allowance for loan losses based on the estimated risk inherent in the loan portfolio, the provision for loan losses is calculated based on the net effect of the change in the allowance for loan losses and net charge-offs.  The provision for loan losses was $77.8 million for the quarter ended June 30, 2011, compared with $12.7 million for the linked quarter and $36.4 million for the same quarter last year.  The increases were primarily the result of $65.7 million in additional provision related to the above mentioned loan reclassification, which was the net result of the incremental charge-offs and reserve release.  Excluding the effects of the loan reclassification, the provision for loan losses during the third quarter of 2011 would have been $12.1 million.

Noninterest income

Noninterest income totaled $19.2 million for the quarter ended June 30, 2011, an increase of $7.0 million or 57.0% over the prior quarter and an increase of $5.7 million or 42.3% over the same quarter last year. The increase over the prior quarter was primarily the result of a $6.5 million gain on the sale of First Southeast (excluding transaction-related costs), which was completed on June 1, 2011.  Additionally, the increase over the linked quarter was the result of higher mortgage and other loan income ($928 thousand) primarily the result of improved spreads on underlying hedges, and higher service charges on deposit accounts ($601 thousand) due to higher transaction-related revenue.  These increases were partially offset by lower net security gains ($1.4 million) as the prior quarter included a $1.4 million gain on the sale of one security.

The increase over the same quarter last year was primarily the result of the above mentioned $6.5 million gain, partially offset by a decrease in mortgage and other loan income ($424 thousand) due to a decline in the volume of loans sold during the current quarter and a decrease in other income ($1.3 million) due to the receipt of $1.5 million from the FDIC in April 2010 as a final settlement in connection with the 2009 purchase of Cape Fear.

Noninterest expense

Noninterest expense totaled $32.5 million for the quarter ended June 30, 2011, an increase of $1.4 million or 4.6% over the linked quarter and an increase of $3.8 million or 13.3% over the same quarter last year.  The increase over the linked quarter was primarily the result of a $2.5 million goodwill impairment charge recorded in the current quarter related to First Financial’s remaining insurance operations.  Additionally, other increases over the linked quarter were recorded in OREO expenses, net ($933 thousand) and professional services ($332 thousand), partially offset by lower salaries and employee benefits ($1.5 million) and FDIC insurance and regulatory fees ($634 thousand).  The increase in OREO expenses was primarily the result of a $1.3 million reduction in the second fiscal quarter due to OREO valuation loss claims and recoverable expenses on foreclosed properties from the former Cape Fear Bank that were eligible for reimbursement from the FDIC through the loss share agreement, partially offset by lower fair value writedowns on the properties.  The increase in professional services was primarily the result of the fee paid to the advisors of the First Southeast sale.  The decrease in salaries and employee benefits was primarily the result of $1.8 million in compensation agreements entered into during the second fiscal quarter.  The decrease in FDIC insurance and regulatory fees was primarily the result of the new assessment methodology, which was announced in February 2011.

The increase over the same quarter last year was primarily the result of the above mentioned goodwill impairment charge ($2.5 million), higher salaries and employee benefits ($933 thousand) and other loan expense ($646 thousand), partially offset by a general decline in most other noninterest expense categories.  Salaries and employee benefits increased over the same quarter last year due to new positions added during 2010 in wealth management, correspondent lending, mortgage originations, operations and administrative areas.  The increase in other loan expense was primarily the result of foreclosure-related expenses.

Year-to-Date Results of Operations

First Financial recorded a net loss from continuing operations of $(42.6) million for the nine months ended June 30, 2011, compared with $(37.7) million for the same period of fiscal 2010.  Income from discontinued operations was $354 thousand for the nine months ended June 30, 2011, compared with $2.1 million for the nine months ended June 30, 2010.  The decline from the prior fiscal year was primarily the result of sale-related settlement adjustments and severance payments to certain employees in the third quarter of fiscal 2011.

For the nine months ended June 30, 2011, net interest margin was 3.83%, compared with 3.96% for the same period of fiscal 2010.  Net interest income totaled $89.0 million for the nine months ended June 30, 2011, a decrease of $6.6 million or 6.9% from the same period of fiscal 2010.  The decrease was primarily the result of lower net interest margin and a $124.5 million decrease in average earning assets.  The decrease in average earning assets was primarily the result of a decline in loan balances due to lower loan demand from creditworthy borrowers and loan charge-offs, as well as using cash flow from investment securities to fund maturing deposits or paydown borrowings rather than being fully reinvested.

The provision for loan losses totaled $101.0 million for the nine months ended June 30, 2011, compared with $107.6 million for the same period of fiscal 2010. The decrease was primarily the result of lower net charge-offs and some stabilization in the level of classified loans during the current fiscal year, partially offset by $65.7 million in additional provision related to the above mentioned loan reclassification.

Noninterest income totaled $42.7 million for the nine months ended June 30, 2011, compared with $35.6 million for the same period of fiscal 2010.  The increase was primarily the result of the above mentioned gain on the sale of First Southeast ($6.5 million) and higher net securities gains ($3.3 million), partially offset by lower other income ($2.7 million) as well as lower mortgage and other loan income ($1.2 million).  The increase in net securities gains was primarily the result of a $1.4 million gain on the sale of one security in the second fiscal quarter of 2011 and lower OTTI charges on investment securities in the current fiscal year.  The decrease in other income was primarily the result of the above mentioned $1.5 million settlement with the FDIC in the third fiscal quarter of 2010 and a $1.2 million gain on the donation of a branch location recorded during the first fiscal quarter of 2010.  The decrease in mortgage and other loan income was primarily the result of a decline in the volume of loans sold in the current fiscal year and the reversal of late fees related to nonperforming and charged-off loans.

Noninterest expense totaled $93.1 million for the nine months ended June 30, 2011, an increase of $7.2 million or 8.4% over the same period of fiscal 2010.  The increase was primarily the result of the goodwill impairment charge ($2.5 million), higher salaries and employee benefits ($5.0 million), other loan expense ($1.5 million), and professional services ($1.5 million), partially offset by lower OREO expenses ($2.3 million) and other expense ($1.1 million).  The decrease in other expense was primarily the result of a $1.2 million contribution in conjunction with the donation of a branch location recorded during the first fiscal quarter of 2010.  The variances in the other categories were the result of substantially the same factors discussed above in the quarterly results analysis.

Cash Dividend Declared

On July 28, 2011, First Financial’s Board of Directors declared a quarterly cash dividend of $0.05 per share.  The dividend is payable on August 26, 2011 to shareholders of record as of August 12, 2011.

Conference Call

R. Wayne Hall, president and CEO; Blaise B. Bettendorf, EVP and CFO; and Joseph W. Amy, EVP and CCO; will review the quarter’s results in a conference call at 10:00 am (ET), July 29, 2011.  The live audio webcast is available on First Financial’s website at www.firstfinancialholdings.com and will be available for 90 days.

About First Financial

First Financial Holdings, Inc. (“First Financial”, NASDAQ: FFCH) is a Charleston, South Carolina financial services provider with $3.2 billion in total assets as of June 30, 2011.  First Financial offers integrated financial solutions, including personal, business, wealth management, and insurance.  First Federal Savings and Loan Association (“First Federal”), which was founded in 1934 and is the primary subsidiary, serves individuals and businesses throughout coastal South Carolina, as well as the Florence, Columbia, and upstate regions of South Carolina and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; Kimbrell Insurance Group, Inc., a managing general insurance agency; First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the efficiency ratio, the tangible common equity to tangible assets ratio, tangible common book value per share, and pre-tax pre-provision earnings.  First Financial believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry.  Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Readers should be aware of these limitations and should be cautious to their use of such measures.  To mitigate these limitations, First Financial has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of First Financial’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation used in the efficiency ratio.

First Financial believes the exclusion of goodwill and other intangible assets facilitates the comparison of results for ongoing business operations.  The tangible common equity (“TCE”) ratio and tangible common book value per share (“TBV”) have become a focus of some investors, analysts and banking regulators.  Management believes these measures may assist in analyzing First Financial’s capital position absent the effects of intangible assets and preferred stock.  Because TCE and TBV are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures.  However, analysts and banking regulators may assess First Financial’s capital adequacy using TCE or TBV, therefore, management believes that it is useful to provide investors the ability to assess its capital adequacy on the same basis.

First Financial believes that pre-tax, pre-provision earnings are a useful measure in assessing its core operating performance, particularly during times of economic stress.  This measurement, as defined by management, represents total revenue (net interest income plus noninterest income) less noninterest expense.  As recent results for the banking industry demonstrate, credit writedowns, loan charge-offs, and related provisions for loan losses can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability important to investors.

Refer to the Selected Financial Information table and the Non-GAAP Reconciliation table later in this release for additional information.

Forward-Looking Statements

Statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” or “could” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements regarding First Financial’s future financial and operating results, plans, objectives, expectations and intentions involve risks and uncertainties, many of which are beyond First Financial’s control or are subject to change.  No forward-looking statement is a guarantee of future performance and actual results could differ materially.  Factors that could cause or contribute to such differences include, but are not limited to, the general business environment, general economic conditions nationally and in the States of North and South Carolina, interest rates, the North and South Carolina real estate markets, the demand for mortgage loans, the credit risk of lending activities, including changes in the level and trend of delinquent and nonperforming loans and charge-offs, changes in First Federal’s allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by banking regulators, including the possibility that any such regulatory authority may, among other things, require First Federal to increase its allowance for loan losses, writedown assets, change First Federal’s regulatory capital position or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings; First Financial’s ability to control operating costs and expenses, First Financial’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel acquired or may in the future acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto, competitive conditions between banks and non-bank financial services providers, and regulatory changes including the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Other risks are also detailed in First Financial’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect First Financial’s results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While First Financial believes that the forward-looking statements in this release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  First Financial does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
				(audited)
ASSETS
Cash and due from banks	$60,905	$59,495	$48,340	$49,246	$52,104
Interest-bearing deposits with banks	4,094	5,167	5,064	6,028	4,920
Total cash and cash equivalents	64,999	64,662	53,404	55,274	57,024
Investment securities:
Securities available for sale, at fair value	418,967	383,229	372,277	407,976	413,617
Securities held to maturity, at amortized cost	21,977	21,962	21,948	22,529	22,512
Nonmarketable securities - FHLB stock	37,626	41,273	41,273	42,867	46,141
Total investment securities	478,570	446,464	435,498	473,372	482,270
Loans	2,372,069	2,559,845	2,583,367	2,564,348	2,590,819
Less: Allowance for loan losses	55,491	85,138	88,349	86,871	86,945
Net loans	2,316,578	2,474,707	2,495,018	2,477,477	2,503,874
Loans held for sale	84,288	19,467	28,528	28,400	15,030
Premises and equipment, net	81,257	81,536	82,106	82,649	82,724
Goodwill	3,250	5,751	5,751	5,751	5,751
Other intangible assets, net	2,776	2,879	2,981	3,084	3,186
FDIC indemnification asset, net	58,926	61,135	68,326	67,583	66,794
Other assets	130,900	110,434	95,501	92,951	70,504
Assets of discontinued operations	---	34,977	34,225	36,474	37,187
Total assets	$3,221,544	$3,302,012	$3,301,338	$3,323,015	$3,324,344

LIABILITIES
Deposits:
Noninterest-bearing checking	$234,478	$233,197	$222,023	$227,477	$227,245
Interest-bearing checking	437,179	437,113	405,727	386,267	379,625
Savings and money market	506,236	501,924	482,717	506,957	505,057
Retail time deposits	854,202	893,064	991,253	999,374	984,366
Wholesale time deposits	283,650	279,482	307,892	294,988	367,365
Total deposits	2,315,745	2,344,780	2,409,612	2,415,063	2,463,658
Advances from FHLB	557,500	561,506	497,106	508,235	478,364
Long-term debt	47,204	47,204	47,204	47,204	47,204
Other liabilities	34,531	33,981	29,678	31,865	8,089
Liabilities of discontinued operations	---	3,014	2,416	2,458	3,232
Total liabilities	2,954,980	2,990,485	2,986,016	3,004,825	3,000,547

SHAREHOLDERS' EQUITY
Preferred stock	1	1	1	1	1
Common stock	215	215	215	215	215
Additional paid-in capital	195,597	195,361	195,090	194,767	195,145
Treasury stock, at cost	(103,563)	(103,563)	(103,563)	(103,563)	(103,563)
Retained earnings	174,300	219,088	221,304	221,920	224,901
Accumulated other comprehensive income	14	425	2,275	4,850	7,098
Total shareholders’ equity	266,564	311,527	315,322	318,190	323,797
Total liabilities and shareholders' equity	$3,221,544	$3,302,012	$3,301,338	$3,323,015	$3,324,344

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended					Nine Months Ended
(in thousands, except share data)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	June 30, 2011	June 30, 2010

INTEREST INCOME
Interest and fees on loans	$34,497	$34,844	$36,366	$36,752	$37,485	$105,707	$115,770
Interest and dividends on investments	4,527	4,774	5,023	5,562	5,882	14,324	18,977
Other	448	566	683	794	901	1,697	3,018
Total interest income	39,472	40,184	42,072	43,108	44,268	121,728	137,765
INTEREST EXPENSE
Interest on deposits	5,929	6,879	7,600	8,042	8,189	20,408	24,742
Interest on borrowed money	4,127	4,018	4,224	4,232	4,863	12,369	17,442
Total interest expense	10,056	10,897	11,824	12,274	13,052	32,777	42,184
NET INTEREST INCOME	29,416	29,287	30,248	30,834	31,216	88,951	95,581
Provision for loan losses	77,803	12,675	10,483	17,579	36,373	100,961	107,615
Net interest (loss) income after provision for loan losses	(48,387)	16,612	19,765	13,255	(5,157)	(12,010)	(12,034)
NONINTEREST INCOME
Service charges on deposit accounts	6,982	6,381	6,278	6,446	6,645	19,641	19,129
Insurance	1,239	995	773	983	1,069	3,007	2,680
Mortgage and other loan income	2,045	1,117	2,636	4,382	2,469	5,798	7,012
Trust and plan administration	1,116	1,112	1,177	1,087	1,016	3,405	3,327
Brokerage fees	657	666	514	591	644	1,837	1,690
Gain on sale of business	6,540	---	---	---	---	6,540	---
Other	644	644	475	512	1,939	1,763	4,432
Net securities (loses) gains	(54)	1,297	(534)	(230)	(311)	709	(2,623)
Total noninterest income	19,169	12,212	11,319	13,771	13,471	42,700	35,647

NONINTEREST EXPENSE
Salaries and employee benefits	16,451	17,979	16,061	15,229	15,518	50,491	45,472
Occupancy costs	2,203	2,298	2,145	2,305	2,099	6,646	6,562
Furniture and equipment	1,838	1,890	1,796	2,163	2,044	5,524	5,801
Other real estate owned, net	800	(133)	1,127	2,637	809	1,794	4,114
FDIC insurance and regulatory fees	850	1,484	1,180	1,274	1,112	3,514	3,399
Professional services	1,658	1,326	1,542	1,081	1,436	4,526	3,045
Advertising and marketing	813	995	562	908	674	2,370	2,195
Other loan expense	1,097	924	900	600	451	2,921	1,441
Goodwill impairment	2,501	---	---	---	---	2,501	---
Intangible asset amortization	102	102	103	102	102	307	307
Other expense	4,185	4,208	4,069	3,998	4,429	12,462	13,534
Total noninterest expense	32,498	31,073	29,485	30,297	28,674	93,056	85,870
(Loss) income from continuing operations before taxes	(61,716)	(2,249)	1,599	(3,271)	(20,360)	(62,366)	(62,257)
Income (benefit) tax from continuing operations	(19,417)	(902)	570	(1,557)	(7,825)	(19,749)	(24,509)
NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(42,299)	(1,347)	1,029	(1,714)	(12,535)	(42,617)	(37,748)
(Loss) income from discontinued operations	(701)	917	138	542	506	354	2,131
NET (LOSS) INCOME	$(43,000)	$(430)	$1,167	$(1,172)	$(12,029)	$(42,263)	$(35,617)
Preferred stock dividends	812	812	813	813	813	2,437	2,440
Accretion on preferred stock discount	149	147	144	142	140	440	413
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(43,961)	$(1,389)	$210	$(2,127)	$(12,982)	$(45,140)	$(38,470)

Net (loss) income per common share from continuing operations:
Basic	$(2.62)	$(0.14)	$0.00	$(0.16)	$(0.82)	$(2.75)	$(2.46)
Diluted	$(2.62)	$(0.14)	$0.00	$(0.16)	$(0.82)	$(2.75)	$(2.46)

Net (loss) income per common share from discontinued operations:
Basic	$(0.04)	$0.06	$0.01	$0.03	$0.03	$0.02	$0.13
Diluted	$(0.04)	$0.06	$0.01	$0.03	$0.03	$0.02	$0.13

Net (loss) income per common share:
Basic	$(2.66)	$(0.08)	$0.01	$(0.13)	$(0.79)	$(2.73)	$(2.33)
Diluted	$(2.66)	$(0.08)	$0.01	$(0.13)	$(0.79)	$(2.73)	$(2.33)

Average common shares outstanding:
Basic	16,527	16,527	16,527	16,527	16,527	16,527	16,506
Diluted	16,527	16,527	16,529	16,527	16,527	16,527	16,506

	For the Quarter Ended
	June 30, 2011			June 30, 2010			Change in
($ in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets:
Interest-bearing deposits with banks	$6,681	$1	0.06%	$5,735	$4	0.25%	$946	$(3)	(0.19)
Investment securities1	464,277	4,527	4.04	494,171	5,882	4.89	(29,894)	(1,355)	(0.85)
Loans2	2,566,827	34,497	5.39	2,617,584	37,485	5.74	(50,757)	(2,988)	(0.35)
FDIC Indemnification Asset	61,261	447	2.93	66,105	897	5.44	(4,844)	(450)	(2.51)
Total Earning Assets	3,099,046	39,472	5.13	3,183,595	44,268	5.60	(84,549)	(4,796)	(0.47)
Interest-bearing liabilities:
Deposits	2,116,655	5,929	1.12	2,240,977	8,189	1.47	(124,322)	(2,260)	(0.35)
Borrowings	593,103	4,127	2.79	547,729	4,863	3.56	45,374	(736)	(0.77)
Total interest-bearing liabilities	2,709,758	10,056	1.49	2,788,706	13,052	1.88	(78,948)	(2,996)	(0.39)

Net interest income		$29,416			$31,216			$(1,800)

Net interest margin			3.83%			3.95%			(0.12)

1 Interest income used in the average rate calculation includes the tax equivalent adjustment of $144 thousand, and $148 thousand for the three months ended June 30, 2011 and 2010, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans.

	For the Nine Months Ended
	June 30, 2011			June 30, 2010			Change in
($ in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets:
Interest-bearing deposits with banks	$8,116	$9	0.15%	$6,406	$7	0.15%	$1,710	$2	---
Investment securities1	451,237	14,324	4.38	525,257	18,977	4.95	(74,020)	(4,653)	(0.57)
Loans	2,597,093	105,707	5.44	2,649,604	115,770	5.84	(52,511)	(10,063)	(0.40)
FDIC Indemnification Asset	64,942	1,688	3.48	64,624	3,011	6.23	318	(1,323)	(2.75)
Total Earning Assets	3,121,388	121,728	5.23	3,245,891	137,765	5.69	(124,503)	(16,037)	(0.46)
Interest-bearing liabilities:
Deposits	2,163,540	20,408	1.26	2,150,802	24,742	1.54	12,738	(4,334)	(0.28)
Borrowings	563,877	12,369	2.93	683,711	17,442	3.41	(119,834)	(5,073)	(0.48)
Total interest-bearing liabilities	2,727,417	32,777	1.61	2,834,513	42,184	1.99	(107,096)	(9,407)	(0.38)

Net interest income		$88,951			$95,581			$(6,630)

Net interest margin			3.83%			3.96%			(0.13)

1 Interest income used in the average rate calculation includes the tax equivalent adjustment of $446 thousand, and $479 thousand for the nine months ended June 30, 2011, and 2010, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans.

FIRST FINANCIAL HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION (Unaudited)	For the Quarter Ended
(in thousands, except ratios)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Average for the Quarter
Total assets	$3,294,350	$3,310,796	$3,323,825	$3,316,098	$3,358,635
Investment securities	464,277	435,568	453,666	457,363	494,171
Loans (1)	2,548,417	2,590,383	2,585,589	2,582,361	2,606,284
Allowance for loan losses	81,025	88,086	87,605	86,994	84,665
Deposits	2,360,952	2,397,801	2,424,807	2,450,148	2,466,284
Borrowings	593,103	555,630	543,039	519,619	547,729
Shareholders' equity	302,996	313,663	318,202	321,379	330,829

Performance Metrics from Continuing Operations
Return on average assets	(5.14)%	(0.16)%	0.12%	(0.21)%	(1.49)%
Return on average shareholders' equity	(55.84)	(1.72)	1.29	(2.13)	(15.15)
Net interest margin (FTE) (2)	3.83	3.83	3.83	3.92	3.95
Efficiency ratio (non-GAAP)	76.93%	77.02%	69.77%	67.35%	63.51%
Pre-tax pre-provision earnings (non-GAAP)	$16,087	$10,426	$12,082	$14,308	$16,013

Performance Metrics From Consolidated Operations
Return on average assets	(5.22)%	(0.05)%	0.14%	(0.14)%	(1.43)%
Return on average shareholders' equity	(56.77)	(0.55)	1.47	(1.46)	(14.54)

Asset Quality Metrics
Allowance for loan losses as a percent of loans	2.34%	3.33%	3.42%	3.39%	3.36%
Allowance for loan losses as a percent of nonperforming loans	130.36	54.48	56.41	61.54	65.75
Nonperforming loans as a percent of loans	1.79	6.10	6.06	5.50	5.10
Nonperforming assets as a percent of loans and other repossessed assets acquired(3)	4.63	7.05	6.77	5.94	5.56
Nonperforming assets as a percent of total assets	3.51	5.52	5.34	4.61	4.35
Net loans charged-off as a percent of average loans (annualized)	16.87	2.45	1.39	2.73	4.94
Net loans charged-off	$107,450	$15,886	$9,005	$17,652	$32,159

Asset Quality Metrics excluding Nonperforming Loans Held For Sale
Nonperforming assets excluding nonperforming loans held for sale as a percent of loans and other repossessed assets acquired	2.93%	7.05%	6.77%	5.94%	5.56%
Nonperforming assets excluding nonperforming loans held for sale as a percent of total assets	2.18	5.52	5.34	4.61	4.35

Asset Quality Metrics Excluding Covered Loans
Allowance for loan losses as a percent of loans	2.51%	3.57%	3.68%	3.66%	3.65%
Allowance for loan losses as a percent of nonperforming loans	216.35	60.79	61.83	66.15	70.80
Nonperforming loans as a percent of loans	1.16	5.87	5.95	5.54	5.15
Nonperforming assets as a percent of loans and other repossessed assets acquired(3)	3.91	6.65	6.46	5.82	5.49
Nonperforming assets as a percent of total assets	2.76	4.84	4.72	4.16	3.95

Asset Quality Metrics Excluding Covered Loans and Nonperforming Loans Held for Sale
Nonperforming assets excluding nonperforming loans held for sale as a percent of loans and other repossessed assets acquired	2.07%	6.65%	6.46%	5.82%	5.49%
Nonperforming assets excluding nonperforming loans held for sale as a percent of total assets	1.43	4.84	4.72	4.16	3.95

(1) Average loans excludes loans held for sale .
(2) Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a federal tax rate of 35%.
(3) Nonperforming loans held for sale in the amount of $42,656 thousand is included in loans.

FIRST FINANCIAL HOLDINGS, INC.
Non-GAAP Reconciliation (Unaudited)	For the Quarter Ended
(in thousands, except per share data)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Efficiency Ratio from Continuing Operations
Net interest income (A)	$29,416	$29,287	$30,248	$30,834	$31,216
Taxable equivalent adjustment (B)	144	144	157	149	148
Noninterest income (C)	19,169	12,212	11,319	13,771	13,471
Gain on sale of business (D)1	6,540	---	---	---	---
Net securities gains (losses) (E)	(54)	1,297	(534)	(230)	(311)
Noninterest expense (F)	32,498	31,073	29,485	30,297	28,674
Efficiency Ratio: F/(A+B+C-D-E) (non-GAAP)	76.93%	77.02%	69.77%	67.35%	63.51%

Tangible Assets and Tangible Common Equity
Total assets	$3,221,544	$3,302,012	$3,301,338	$3,323,015	$3,324,344
Goodwill2	(3,250)	(28,260)	(28,260)	(28,260)	(28,260)
Other intangible assets, net3	(2,776)	(9,278)	(9,515)	(9,754)	(9,997)
Tangible assets (non-GAAP)	$3,215,518	$3,264,474	$3,263,563	$3,285,001	$3,286,087

Total shareholders' equity	$266,564	$311,527	$315,322	$318,190	$323,797
Preferred stock	(65,000)	(65,000)	(65,000)	(65,000)	(65,000)
Goodwill2	(3,250)	(28,260)	(28,260)	(28,260)	(28,260)
Other intangible assets, net3	(2,776)	(9,278)	(9,515)	(9,754)	(9,997)
Tangible common equity (non-GAAP)	$195,538	$208,989	$212,547	$215,176	$220,540

Shares outstanding, end of period (000s)	16,527	16,527	16,527	16,527	16,527

Tangible common equity to tangible assets (non-GAAP)	6.08%	6.40%	6.51%	6.55%	6.71%
Tangible common book value per share (non-GAAP)	$11.83	$12.65	$12.86	$13.02	$13.34

Pre-tax Pre-provision Earnings from Continuing Operations
(Loss) income before income taxes	$(61,716)	$(2,249)	$1,599	$(3,271)	$(20,360)
Provision for loan losses	77,803	12,675	10,483	17,579	36,373
Pre-tax pre-provision earnings (non-GAAP)	$16,087	$10,426	$12,082	$14,308	$16,013

1 The gain resulted from the sale of the company's insurance agencey subsidiary, First Southeast, which was completed on June 1, 2011.
2 Goodwill represents goodwill for Continuing Operations, as shown on the balance sheet, and includes goodwill for Discontinued Operations of $22,509 for the quarters ended March 31, 2011, December 31, 2010, September 30, 2010, June 30, 2010, respectively.

3 Intangible assets represents intangible assets for Continuing Operations, as shown on the balance sheet, and includes intangible assets for Discontinued Operations of $6,399, $6,534, $6,670 and $6,811 for the quarters ended March31, 2011, December 31, 2010,
September 30, 2010 and June 30, 2010, respectively.

Contact
Blaise B. Bettendorf
Executive Vice President and Chief Financial Officer
(843) 529-5456
bbettendorf@firstfederal.com